SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported )  January 11, 1996



                 CINCINNATI MICROWAVE, INC.
(Exact name of registrant as specified in its charter)





      Ohio                  		      0-13136      	       31-0903863
(State or other jurisdiction     	 (Commission		        (I.R.S. Employer
of incorporation)                   File Number)	        Identification No.)



 One Microwave Plaza, Cincinnati, Ohio 		       45249-9502
(Address of principal executive office)		       (Zip Code)



Registrant's telephone number, including area code	    (513) 489-5400




(Former name, former address and former fiscal year, if changed since last report).

Item 5.   Other Events


By letter dated January 2, 1996, The Huntington National Bank (the "Bank"), the Company's lender under its credit facility, notified the Company that it was in default of the terms of the Loan and Security Agreement dated as of May 27, 1994, as amended (the "Loan Agreement"), because the Company had failed to comply with the covenant in the Loan Agreement which provided that the Company would incur no losses from operations in any fiscal quarter in any fiscal year, except losses from operations which do not exceed in the aggregate the sum of $3,000,000 during the first and second fiscal quarters in 1996.


At the present time, the Company believes that the Bank is electing to continue to make advances to the Company under the credit facility notwithstanding the "Event of Default" under the Loan Agreement;
however, the Bank has reduced the revolving credit facility from $5.0 million to $3.0 million. This reduction has caused the Company to have less cash than previously anticipated and heightened the Company's need to manage cash balances very carefully, while converting its higher than normal levels of inventory and accounts receivable into cash as expeditiously as possible. There can be no assurances that the Bank's election will continue because the Bank has not waived the default and has reserved all of its rights and remedies under the Loan Agreement, related loan documents and applicable law.

The Company is currently exploring the possibility of obtaining additionally financing from lenders other than the Bank to supplement and/or replace the Bank credit facility. The Company is currently in communication with its key suppliers and vendors in order to maintain good relations as it seeks additional financing.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Cincinnati Microwave, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

January 11, 1996

					CINCINNATI MICROWAVE, INC.



					By
						 Elaine M. Bacon
					 	Assistant Corporate Secretary